Exhibit 99.1

EDITORIAL CONTACTS:     PRGP15098

Amy Flores, Americas
+1 408 236 1594
amy_flores@keysight.com

Peter Ross, Europe
+44 20 7067 0540
pross@webershandwick.com

INVESTOR CONTACT:

Jason Kary
+1 707 577 6916
jason.kary@keysight.com

Keysight Technologies to Acquire Anite

Recommended Cash Acquisition Expected to Establish Keysight as a Global Leader in Wireless Testing

Highlights:

•	The recommended cash acquisition of Anite is valued at approximately £388 million (US$606 million) on a fully diluted basis

•	Aligned with Keysight strategies to grow in wireless communications and software, and increase revenues from R&D customers

•	Expand Keysight’s served addressable market in wireless R&D and test

•	Efficiently deploys overseas cash; expected to be accretive to adjusted earnings in the first year and generate 15 percent ROIC within five years(1)

•	Transaction expected to close by the end of October 2015

SANTA ROSA, Calif., June 16, 2015 - Today Keysight announced a recommended cash acquisition by Keysight Netherlands B.V., a wholly owned indirect subsidiary of Keysight Technologies, to acquire the entire issued and to be issued ordinary share capital of Anite, a U.K.-based leading supplier of test and measurement solutions to the international wireless market. At 126 pence per share, the acquisition values Anite (on a fully diluted basis) at approximately £388 million (US$606 million based upon an exchange rate of 1.56 USD:GBP). This cash acquisition has been unanimously recommended by the board of directors of Anite.

“As a leading supplier of software solutions for wireless research and development, Anite is aligned with Keysight’s strategy to grow in wireless and increase our software offerings,” said Ron Nersesian, Keysight president and CEO.

“The combination of Keysight and Anite -- two global leaders with complementary strengths -- enables us to offer a broad portfolio of leading-edge solutions throughout the wireless research and development cycle. This will help us to expand our portfolio into the software layer for design and validation, and expand Keysight's position as a supplier for wireless design and validation tools. We look forward to welcoming the talented team at Anite and the value this combination will deliver to customers worldwide,” added Nersesian.

Anite, based in Fleet, UK, is a global supplier of software-centric solutions that enable the efficient design and validation of chipsets, mobile devices and network equipment. Its customers include major manufacturers of mobile devices, chipsets and network equipment, mobile network operators, regulatory authorities, and independent test houses. With offices in 14 countries, Anite has more than 500 employees throughout the world.

The transaction is subject to a number of conditions as set forth in the announcement released today in accordance with Rule 2.7 of the UK Takeover Code, including regulatory approvals and the approval of Anite’s shareholders. Subject to the satisfaction of the conditions, the transaction is expected to close by the end of October 2015.

The full announcement, issued in accordance with Rule 2.7 of the UK takeover Code and other related materials can be found on our website at http://about.keysight.com/docs/investor_info.shtml.

About Keysight Technologies

Keysight Technologies (NYSE:KEYS) is a global electronic measurement technology and market leader helping to transform its customers’ measurement experience through innovations in wireless, modular, and software solutions. Keysight’s electronic measurement instruments, systems, software and services are used in the design, development, manufacture, installation, deployment and operation of electronic equipment. The business had revenues of US$2.9 billion in fiscal year 2014. Information about Keysight is available at www.keysight.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. These forward-looking statements involve risks and uncertainties that could significantly affect the expected results and are based on certain key assumptions. Due to such uncertainties and risks, no assurances can be given that such expectations will prove to have been correct, and readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The forward-looking statements contained herein include, but are not limited to, the manner in which the parties plan to effect the transaction; the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the parties’ ability to complete the transaction considering the various closing conditions, including conditions related to regulatory and Anite stockholder approvals; the plans, strategies and objectives of management for future operations; product development, product extensions, product integration, complementary product offerings and growth opportunities in certain business areas; the potential future financial impact of the transaction; and any assumptions underlying any of the foregoing. Actual results may differ materially from those referred to in the forward-looking statements due to a number of important factors, including but not limited to the possibility that expected benefits of the transaction may not materialize as expected; that the transaction may not be timely completed, if at all; that Keysight may not be able to successfully integrate the products and employees of Keysight and Anite or ensure the continued performance or growth of Anite’s products.

In addition, other risks that Keysight faces include those detailed in Keysight’s filings with the Securities and Exchange Commission, including our quarterly report on Form 10-Q for the quarter ended April 30, 2015. Forward-looking statements are based on the beliefs and assumptions of Keysight’s management and on currently available information. Keysight undertakes no responsibility to publicly update or revise any forward-looking statement.

(1) Non-GAAP earnings per share excludes primarily the impacts of share-based compensation, separation costs, asset impairments and non-cash intangible amortization. We also exclude any tax benefits or expenses that are not directly related to ongoing operations and which are either isolated or cannot be expected to occur again with any regularity or predictability. Return on invested capital (ROIC) is a non-GAAP measure and is defined as income from operations less other (income) expense and taxes, annualized, divided by the average of the two most recent quarter-end balances of assets less net current liabilities. Most of these excluded amounts pertain to events that have not yet occurred and are not currently possible to estimate with a reasonable degree of accuracy. Therefore, no reconciliation to GAAP amounts has been provided.

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